EXHIBIT 4.2


                             FIRST AMENDMENT TO THE
                           FLEET FINANCIAL GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     WHEREAS, Fleet Financial Group, Inc. (the "Company") heretofore adopted the Fleet Financial Group, Inc. Employee Stock Purchase Plan (the "Plan"), and under
Section 18.1 of the Plan reserved the right to amend the Plan by action of the Board of Directors of the Company; and

     WHEREAS, the Board of Directors desires to amend the Plan to (i) clarify that contributions to the Plan may be applied to the purchase of the Company's Common Stock in the form of originally-issued shares, treasury shares, or shares purchased on the open-market, or a combination thereof, and (ii) delegate to its Human Resources and Planning Committee, or any successor committee of the Board of Directors, the power and authority to amend the Plan in all respects, except for the termination of the Plan in its entirety.

     NOW, THEREFORE,

     1. The first sentence of Section 6.2 of the Plan is hereby amended, effective January 1, 1995, to read as follows:

          6.2 As promptly as practicable after receipt of cash contributions, the Agent shall apply the same to the purchase of Common Stock, which may be originally-issued shares, treasury stock, or shares purchased on the open-market, or a combination thereof.

     2. Section 18.1 of the Plan is hereby amended, effective on the date adopted, to read as follows:

          By vote of the Board of Directors, the Plan may at any time be terminated, either in its entirety or in its application to any subsidiary or division or other employing unit, to the extent permitted by applicable law. In addition, the Human Resources and Planning Committee, or any successor committee of the Board of Directors, shall have the power and authority to amend or revise the provisions of the Plan in all respects, to the extent permitted by applicable law, except for the termination of the Plan in its entirety. However, no termination, amendment or revision (by either the Board of Directors or the Human Resources and Planning Committee) shall affect adversely any right or interest of a Participant with respect to contributions theretofore made.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 21st day of February, 1996.

                                        FLEET FINANCIAL GROUP, INC.


                                        By:  /S/ WILLIAM C. MUTTERPERL
                                           -------------------------------------
                                                 William C. Mutterperl
                                                   Senior Vice President,
                                                   Secretary and General Counsel